Exhibit 14.1

Code of Ethics

HECHINGER LIQUIDATION TRUST
ETHICS STATEMENT

The Trust values its reputation for integrity and adherence to the highest ethical standards by its associates. When operating in the past as Hechinger Company and/or any of its affiliates and/or subsidiaries, the Company communicated its policies concerning business and personal conduct. This Ethics Statement (the “Statement”) re-emphasizes the Trust’s policies regarding associate integrity and the avoidance of conflicts of interest.

1.	Associates must disclose all business relationships with or ownership interests in related parties, including suppliers, claimants and their attorneys, and the Trust’s attorneys. The term “business relationship” includes, but is not limited to, employment, ownership of any kind (other than indirect ownership through a mutual fund or other investment vehicle over which the associate has no influence), relation by blood/marriage, and/or contractual obligations either written or implied or any other business dealings not in the direct furtherance of Trust affairs.

2.	While each associate is not expected to be aware of the identity of every supplier, claimant, claimant’s attorney, and Trust attorney, associates must disclose any such relationships promptly upon their becoming aware of them, and in any event prior to undertaking any assignment on behalf of the Trust with respect to the related party.

3.	Associates and their family members may not accept gifts (other than nominal occasional gifts such as a dinner, tickets to an event, etc.) from organizations, firms, vendors or individuals who do business with, or intend to do business with, the Trust, to avoid even the appearance of a conflict. In no event will associates or their family members ever accept such gifts from a claimant and/or an opposition party involved in a lawsuit with the Trust.

4.	Associates may not use any confidential information obtained in the course of performing their duties for personal gain, for the gain of others, or to cause harm to the Trust or its reputation.

5.	Associates may not share any confidential Trust information with outside sources without the Liquidation Trustee’s prior approval.

6.	Associates are expected to go to great lengths to keep their commitments. Associates are expected not to make promises that they know cannot be kept, and must not make promises on behalf of the Trust unless they have the authority to do so.

7.	Associates are expected to be open and direct in communication. Associates are expected to honor and value the abilities and contributions of others, embracing the responsibility and accountability for their actions in this regard.

8.	Associates must comply with all applicable governmental rules and regulations both in letter and in spirit. Although not all associates are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors.

9.	Associates may not record or report false information or falsely complete records or reports. In addition, recording and reporting is expected to be performed timely and accurately, and according to various pre-established standards. Associates must never deliberately mislead. Associates are expected to be as candid as possible, openly and freely sharing information, as appropriate to the relationship, especially the Trust’s external auditors.

10.	The diversity of the Trust’s associates is a tremendous asset. The Trust is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

11.	Associates are encouraged to talk to supervisors or to the Liquidation Trustee about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Trust not to allow retaliation for reports of misconduct by others made in good faith by associates.

12.	The Trust considers the following actions, although not all-inclusive, to constitute gross misconduct and cause for immediate disciplinary action, up to and including dismissal:

•	Theft or inappropriate removal or possession of Trust property

•	Any act of disloyalty or dishonesty toward the Trust and/or its beneficiaries

•	Willful or reckless neglect of duties

13.	For the purpose of this Statement, the term “associate” includes the Liquidation Trustee, except that where approval by or disclosure to the Liquidation Trustee is required under the terms of this Statement, the Liquidation Trustee shall obtain such approval and/or make such disclosure to the Committee.

This Statement covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide associates of the Trust. All of the Trust’s associates must conduct themselves accordingly and seek to avoid even the appearance of improper behavior.

If a law conflicts with a policy in this Statement, associates must comply with the law; however, if a local custom or policy conflicts with this Statement, associates must comply with the Statement. If an associate has any questions about these conflicts, the associate should ask a supervisor how to handle the situation.

Those who violate the standards in this Statement will be subject to disciplinary action.

After carefully reading this Statement, complete the acknowledgement below, make a copy for your records and return the original. If you are in a situation which you believe may violate or lead to a violation of this Statement you should contact the Liquidation Trustee.

ACKNOWLEDGEMENT

I have read and understand the above Statement. As long as I remain an associate of Hechinger Liquidation Trust, I will conform with the letter and the spirit of the Statement in all respects. Should I be in doubt as to whether I am in conformity, I will immediately disclose the facts to the Liquidation Trustee and take whatever action is necessary to comply with the Trust’s policy. I understand that should I not adhere to the Ethics Statement, I may be subject to dismissal by the Trust.

I further agree that after my employment with the Trust terminates, I will not disclose or use any inside or confidential information concerning or belonging to the Trust without the Liquidation Trustee’s prior approval. I have recorded any current relationships with parties I know to be related parties on the bottom of this page, and will supplement this disclosure promptly upon becoming aware of any other related party relationship.

Associate’s Name Printed

Associate’s Signature	Date Signed

Current relationships with suppliers, claimants, opposing parties in a lawsuit with the Trust, counsel of the Trust or counsel of claimants (“related parties”) are disclosed below. If there are no relationships, then I have stated “None”.